Exhibit 10.23
                        THE BANK OF MOBILE
             CHANGE IN CONTROL COMPENSATION AGREEMENT


     This Agreement dated as of the 14 day of November, 1995 by and between The Bank of Mobile (the "Bank"), an Alabama banking corporation having its principal place of business in Mobile, Alabama and W. Bibb Lamar, Jr. (the "Executive").

                            RECITALS:

     A. The Compensation Committee of the Board of Directors of the Bank has recommended, and the Board of Directors has approved, that the Bank enter into agreements with key executives of the Bank designated from time to time by the Compensation
Committee which provide for compensation under certain circumstances after a change in control.

     B. Executive is a key executive of the Bank and has been selected by the Compensation Committee to enter into this Agreement.

     C. If the Bank should become subject to any proposed or threatened Change in Control (as hereinafter defined), the Board of Directors of the Bank believes it imperative that the Bank and the Board of Directors be able to rely upon Executive to continue in his position and that the Bank be able to receive and rely upon his advice, if requested, as to the best interests of the Bank and its stockholders, without concern that he might be distracted by the personal uncertainties and risks created by such a proposal or threat.

     D. If the Bank should receive any such proposal, Executive may be called upon to assist in the assessment thereof, advise management and the Board of Directors as to whether such proposal would be in the best interests of the Bank and its stockholders, and take such other actions above and beyond his regular duties as the Board might determine to be appropriate.

     NOW, THEREFORE, as assurance to the Bank that it will have the continued dedication of Executive and the availability of his advice and counsel notwithstanding the possibility, threat or occurrence of an effort to take over control of the Bank, and as an inducement to Executive to remain in the employ of the Bank, and for other good and valuable consideration, the Bank and Executive agree as follows:

     1. Services During Certain Events. In the event any person, firm or corporation unaffiliated with the Bank begins a tender or exchange offer, circulates a proxy to stockholders, or takes other steps to effect a Change in Control (as hereinafter defined), Executive agrees that he will not voluntarily leave the employ of the Bank on less than 4 months written notice to the Chairman of the Board or Chairman of the Executive Committee of the Bank, will render the services expected of his position and will act in all things related to the possible Change in Control in the manner he believes in good faith to be in the best interests of the shareholders of the Bank until such person, firm or corporation has abandoned or terminated his or its efforts to effect a Change in Control or until a Change in Control has occurred.

     2. Termination Following Change in Control. Except as provided in Section 4, the Bank will provide or cause to be provided to Executive the rights and benefits described in
Section 3 in the event that Executive's employment is terminated at any time within two years following a Change in Control (as such term is defined in this Section 2) under the circumstances stated in (a) or (b) below:

          (a) by the Bank for reasons other than for "cause" (as such term is defined in Section 4) or other than as a consequence of Executive's death, permanent disability or attainment of the normal retirement date as provided under the Bank's pension plan (the "Retirement Plan") as in effect immediately preceding such date ("Normal Retirement Date"); or

          (b) by Executive following the occurrence of any of the following events:

               (i) the assignment of Executive to any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status immediately preceding such Change in Control or a change in his reporting responsibilities or titles in effect at such time, in either case resulting in reduction of his responsibilities or position;

               (ii) the reduction of Executive's annual compensation, meaning thereby the fair market value of all remuneration paid to the Executive by the Bank during the immediately preceding calendar year, including, without limitation, deferred compensation and other forms of incentive compensation awards, coverage under any employee benefit plan (such as a pension, thrift, medical, dental, life insurance or long-term disability plan) and other perquisites;

               (iii)the transfer of Executive to a location requiring a change in his residence or a material increase in the amount of travel normally required of Executive in connection with his employment.

     For purposes of this Agreement, a "Change in Control" is hereby defined to be: (1) a merger, consolidation or other corporate reorganization of the Bank or its parent company in which either the Bank or its parent company fails to survive; (2) disposition by the Bank's parent company of the Bank; (3) the beneficial ownership by one person or a closely related group of persons of as much as 40% of the outstanding voting stock of the Bank's parent company, unless the acquisition of stock resulting in such ownership by such person or related group had been approved in advance by the Board of Directors of the Bank or the parent company; or (4) as may otherwise be defined by the Board of Directors from time to time.

     3. Rights and Benefits Upon Termination. In the event of the termination of Executive's employment under any of the circumstances set forth in Section 2 hereof ("Termination"), the Bank agrees to provide or cause to be provided to Executive the following rights and benefits:

          (a) Salary and Other Payments at Termination. Executive shall be entitled to receive payment in cash in the amount of three times Executive's Average Annual Earnings, as such term is defined in this Section 3(a), during the most recent three year fiscal periods (or the period during which the Executive has been employed by the Bank if less than three years.) However, if such amount exceeds limits provided in the then existing provisions of the Internal Revenue Code for the imposition of tax penalties on such payments, the amount shall be reduced to the highest amount allowed to avoid such penalties. At the election of Employee, payment shall be made in equal monthly payments over a three-year period beginning with the month following Termination, or payment shall be made in a lump sum. Any lump sum payment request must be made in writing at least six months prior to Termination.

     If Executive shall die prior to the time all payments which may otherwise have been due to Executive, under this Section 3(a) or otherwise in this agreement, have been made, then, as soon as practicable after his death and in no event later than 3 months after the appointment of Executive's personal representative, the Bank shall pay in a lump sum in cash all sums not distributed to Executive prior to his death. Payment shall be made to the beneficiary named as such under the life insurance plan maintained by the Bank on the date of Executive's death. If no such beneficiary is named, such sums shall be paid to Executive's personal representative. No reduction to present value of any such sums shall be made.

     For purposes of this Agreement, "Annual Earnings" shall mean the amounts earned by Executive for personal service rendered to the Bank and its affiliates as reportable on Treasury Department Form W-2, including bonuses, and excluding the following: (1) moving and educational expenses, (2) income included under
Section 79 of the Internal Revenue Code of 1986, as amended and
(3) income imputed to Executive from personal use of employer owned automobiles and employer paid club dues. Earnings shall not include any income attributable to grants of and dividends on shares awarded under any stock option plan.

          (b) Insurance and Other Special Benefits. During the three-year severance pay period, and if the Bank may do so under the terms of its benefit plans existing at the time of Termination, Executive shall continue to be covered by the life insurance, medical insurance, and accident and disability insurance plans of the Bank and its affiliates or any successor plan or program in effect at or after Termination for employees in the same class or category as was Executive prior to his Termination, subject to the terms of such plans and to Executive's making any payments therefor required of employees in the same class or category as was Executive prior to his Termination. In the event Executive is ineligible to continue to be so covered under the terms of any such benefit plan or program, Bank shall have no further obligation. Anything herein to the contrary notwithstanding, if during such period Executive should enter into the employ of another company or firm which provides substantially similar benefit coverage, Executive's participation in the comparable benefits provided by the Bank either directly or through such other sources shall cease. Nothing contained in this paragraph shall be deemed to require or permit termination or restriction of any of Executive's coverage under any plan or program of the Bank or any of its affiliates, or any successor plan or program, to which Executive is entitled under the terms of such plan or program.

          (c) Automobile and Club Dues. Executive shall be entitled to purchase the automobile then furnished to him by the Bank for a price equal to 50% of its then book value on the books of the Bank. Also, Bank will pay to Executive during the three-year severance pay period an amount equal to the country club dues then being paid on his behalf by the Bank, but not to exceed $150 per month.

          (d) Other Benefit Plans. The specific arrangements referred to in this Section 3 are not intended to exclude Executive's participation in other benefit plans in which Executive currently participates or which are or may become available to executive personnel generally in the class or category of Executive or to preclude other compensation or benefits as may be authorized by the Board of Directors from time to time.

          (e) No Duty to Mitigate. Executive's entitlement to benefits hereunder shall not be governed by any duty to mitigate his damages by seeking further employment nor, except as specifically provided above in paragraph 3(b), be offset by any compensation or benefit which he may receive from future employment.

     4. Conditions to the Obligations of the Bank. The Bank shall have no obligation to provide or cause to be provided to Executive the rights and benefits described in Section 3 hereof if either of the following events shall occur:

          (a) Termination for Cause. The Bank shall terminate Executive's employment for "cause". For purposes of this Agreement, termination of employment for "cause" shall mean termination because of fraud, misappropriation of or intentional damage to the property of the Bank or the commission of a felony by the Executive;

          (b) Resignation as Director or Officer. Executive shall fail, promptly after Termination and upon receiving a written request to do so, to resign as a director and/or officer of the Bank and each affiliate of the Bank of which he is then serving as a director and/or officer.

     5.   Confidentiality; Non-Solicitation; Cooperation;
Consultancy.

          (a) Confidentiality. Executive agrees that following Termination he will not without the prior written consent of the Bank disclose to any person, firm or corporation any confidential information of the Bank or its affiliates which is now known to him or which hereafter (whether before or after his Termination) may become known to him as a result of his employment or association with the Bank and which could be helpful to a competitor; provided, however, that the foregoing shall not apply to confidential information which becomes publicly disseminated by means other than a breach of this Agreement.

          (b) Cooperation. Executive agrees that following Termination he will furnish such information and render such assistance and cooperation as may reasonably be requested in connection with any litigation or legal proceedings concerning the Bank or any of its affiliates (other than any legal proceedings concerning Executive's employment). In connection with such cooperation, the Bank will pay or reimburse Executive for all reasonable expenses incurred in cooperating with such requests.

          (c) Remedies for Breach. It is recognized that damages in the event of breach of this Section 5 by Executive would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Bank, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach, and Executive hereby waives any and all defenses he may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude the Bank from pursuing any other rights and remedies at law or in equity which the Bank may have.

     6. Term of Agreement. This Agreement shall terminate on December 31, 1996; provided, however, that this Agreement shall automatically renew for successive one-year terms unless the Bank notifies Executive in writing at least 90 days prior to a December 31 expiration date that it does not desire to renew the Agreement for an additional term; and provided further, however, that such notice shall not be given and if given shall have no effect (i) within two years after a Change in Control or (ii) during any period of time when the Bank has reason to believe that any third person has begun a tender or exchange offer, circulated a proxy to stockholders, or taken other steps or formulated plans to effect a Change in Control, such period of time to end when, in the opinion of the Compensation Committee, the third person has abandoned or terminated his efforts or plans to effect a Change in Control.

     7. Expenses. The Bank shall pay or reimburse Executive for all costs and expenses, including, without limitation, court costs and attorney's fees, incurred by Executive as a result of any claim, action or proceeding by Executive against the Bank arising out of, or challenging the validity or enforceability of, this Agreement or any provision hereof.

     8.   Miscellaneous.

          (a) Assignment. No right, benefit or interest hereunder shall be subject to assignment, anticipation, alienation, sale, encumbrance, charge, pledge, hypothecation or set-ff in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process; provided, however, that Executive may assign any right, benefit or interest hereunder if such assignment is permitted under the terms of any plan or policy of insurance or annuity contract governing such right, benefit or interest.

          (b) Construction of Agreement. Nothing in this Agreement shall be construed to amend any provision of any plan or policy of the Bank other than as specifically stated herein. This Agreement is not, and nothing herein shall be deemed to create an employment contract between Executive and the Bank or any of its subsidiaries.

          (c) Inurement. This Agreement shall be binding upon and inure to the benefit of the Bank and the Executive and their respective heirs, executors, administrators, successors and assigns.

          (d) Nature of Obligation. The Bank intends that its obligations hereunder be construed in the nature of severance pay. The Bank's obligations under Section 3 are absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any right of offset, counterclaim, recoupment, defense, or other right which the Bank may have against the Executive or others. All amounts payable by the Bank hereunder shall be paid without notice or demand.

          (e) Choice of Law. The Agreement shall be governed and construed in accordance with the laws of the State of Alabama.

          (f) Invalidity. In the event that any one or more provisions of this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any manner, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

     In Witness Whereof, Executive has hereunto set his hand and seal and the Bank has caused this Agreement to be executed by its officers thereunto duly authorized as of the 14 day of November, 1995.


                       /s/W. Bibb Lamar, Jr.           (SEAL)
                       W. BIBB LAMAR, JR.



ATTEST:                       THE BANK OF MOBILE


Pamela Watson                 BY:/s/F. Michael Johnson
Its:Vice-President                 Its:Executive Vice-President